EXHIBIT 21.1



1.                First South Africa Management Corp
                  (incorporated in Delaware)

2.                First South African Holdings (Pty) Ltd.*
                  (incorporated in South Africa)

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*    For a list of  subsidiaries  of First South African  Holdings (Pty) Ltd see
     "Business" in the Prospectus which is included in this Registration Statement.